As filed with the Securities and Exchange Commission on November 17, 2021.
Registration No. 333- 261078

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CLOVER HEALTH INVESTMENTS, CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6324	98-1515192
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
3401 Mallory Lane, Suite 210
Franklin, Tennessee 37067
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Vivek Garipalli
Chief Executive Officer
3401 Mallory Lane, Suite 210
Franklin, Tennessee 37067
Telephone: (201) 432-2133
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Stephen Thau, Esq. William L. Hughes, Esq. Niki Fang, Esq. Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, California 94105 Tel: (415) 773-5700	Gia Lee, Esq. General Counsel and Secretary Clover Health Investments, Corp. 3401 Mallory Lane, Suite 210 Franklin, Tennessee 37067 (201) 432-2133	Brian J. Cuneo, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (File No. 333-261078)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
This post-effective amendment shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE
Pursuant to Rule 462(d) under the Securities Act of 1933, as amended, Clover Health Investments, Corp. (the “Registrant”) is filing this Post-Effective Amendment No. 1 (the “Amendment”) to the Registrant’s Registration Statement on Form S-1 (File No. 333-261078), which the Registrant filed with the Securities and Exchange Commission (the “Commission”) on November 15, 2021, and which the Commission declared effective on November 17, 2021. The Registrant is filing this Amendment for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 16. Exhibits and Financial Statement Schedules.
(a)Exhibits.

Incorporated by reference
Exhibit No.	Exhibit title	Form	File No.	Exhibit No.	Filing date	Filed or furnished herewith
5.1	Opinion of Orrick Herrington & Sutcliffe LLP					X
23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)					X
24.1	Power of Attorney	S-1	333-261078	24.1	11/15/2021

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Franklin, State of Tennessee, on November 17, 2021.

CLOVER HEALTH INVESTMENTS, CORP.

By:	/s/ Vivek Garipalli
Vivek Garipalli
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vivek Garipalli	Chief Executive Officer and Director	November 17, 2021
Vivek Garipalli	(Principal Executive Officer)

/s/ Mark C. Herbers	Interim Chief Financial Officer	November 17, 2021
Mark C. Herbers	(Principal Financial and Accounting Officer)

*	President, Chief Technology Officer and Director	November 17, 2021
Andrew Toy

*	Director	November 17, 2021
Chelsea Clinton

*	Director	November 17, 2021
Demetrios Kouzoukas

*	Director	November 17, 2021
William G. Robinson, Jr.

*	Director	November 17, 2021
Lee A. Shapiro

*	Director	November 17, 2021
Nathaniel S. Turner

By:	/s/ Vivek Garipalli
Vivek Garipalli
Attorney-in-Fact